Exhibit 99.1

News Release
140 John James Audubon Parkway
Amherst, NY 14228

Contact:
Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports 15% Revenue Growth
in Fiscal 2011 Second Quarter

•	Sales at highest level in six quarters; bookings continue double-digit growth rate

•	Non-GAAP operating margin was 7.4%, reflecting higher revenue and effects of restructuring

•	Non-GAAP net income and earnings per diluted share doubled to $4.7 million and $0.24 over prior year quarter

AMHERST, N.Y., October 29, 2010 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2011 second quarter that ended on September 30, 2010.

Sales expand as bookings grow; capacity utilization continues to improve; global markets drive sales growth

Net sales for the second quarter of fiscal 2011 were $132.3 million, an increase of $17.1 million, or 14.8%, from the same period in the prior year, which included $1.0 million in sales for the American Lifts business that was divested in October 2009 as well as unfavorable currency changes of $3.6 million.  Net of the divestiture and currency changes, revenue grew 18.9%. Sales improved across most product categories led by the Americas and European markets. Sales improved sequentially from the first quarter of fiscal 2011 by 11.1% and were at the highest level since the fourth quarter of fiscal 2009, reflecting improvement in our ability to meet customer demands and continued improvement in the global economy.  U.S. industrial capacity utilization continued the positive trend and increased to 72.4% in September 2010.  Eurozone capacity utilization has also been trending higher for the last three quarters, reaching 77.4% in the third quarter of 2010 compared with the trough of 69.6% in the second quarter of 2009.  The Company uses both U.S. and Eurozone capacity utilization as leading market indicators and its bookings trends tend to lag general capacity utilization trends by one to two quarters.

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

Timothy T. Tevens, President and Chief Executive Officer, commented, “We are pleased with the significant improvement in our overall financial results this quarter.  We are further encouraged by the continued and sustained double-digit bookings growth, especially reflective in markets outside of the U.S., in which sales increased 17.5% over last year, outpacing the U.S. sales growth rate of 12.9% during the quarter.”

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change
Increased volume	$20.9	18.2%
Pricing	0.8	0.7%
American Lifts divestiture	(1.0)	(0.9%)
Foreign currency translation	(3.6)	(3.2%)
Total	$17.1	14.8%

Sales outside of the U.S. expanded 17.5% to $57.1 million, or 43% of total net sales, compared with $48.6 million, or 42% of total sales, in the second quarter of fiscal 2010.

Non-GAAP net income expansion demonstrates effectiveness of restructuring and disciplined cost management

The Company reported fiscal 2011 second quarter net income of $1.9 million, or $0.10 per diluted share, compared with a net loss of $2.7 million, or $0.14 per diluted share, for the same period last year.  Large product liability claims (defined as those greater than $1 million) of $2.9 million pre-tax were recorded in each of the second quarters of fiscal 2011 and 2010.  Such large claims are very unusual in the Company’s history.   Additionally, restructuring-related costs impacted both periods.  On a non-GAAP basis, net income doubled to $4.7 million, or $0.24 per diluted share, in the second quarter of fiscal 2011 compared with $2.3 million, or $0.12 per diluted share, in the same period last year.  Management believes that segregating the large product liability charges and restructuring costs and applying an effective tax rate that would be more relevant to the ongoing operations without such items is informative in understanding the Company’s ongoing operations.  Accordingly, non-GAAP net income for the second quarter of fiscal 2011 and 2010 excludes restructuring-related costs and large product liability claims and reflects the application of a 38% U.S. tax rate to them, as well as a normalized consolidated global effective tax rate for the remaining operations.  Reconciliation of GAAP to non-GAAP net income and earnings per share is summarized in the following table:

(in millions, except per diluted share data)

	Three Months Ended
	September 30, 2010			September 30, 2009
GAAP net (loss) income	$1.9	$0.10	per share	$(2.7)	$(0.14)	per share
COGS restructuring costs, net of 38% tax	0.8	0.04		0.3	0.02
Large product liability claims, net of 38% tax	1.8	0.09		1.8	0.09
Restructuring charges, net of 38% tax	0.2	0.01		1.7	0.09
Normalize effective tax rate to 38% / 36%	0.1	0.01		1.2	0.06
Discontinued operations	(0.1)	(0.01)		-	-
Non-GAAP net income	$4.7	$0.24	per share	$2.3	$0.12	per share

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

In the second quarter of fiscal 2011, the Company realized approximately $1.5 million in pre-tax cost savings associated with the reorganization and consolidation of its hoist and rigging operations that began in April 2009.  Annual savings from the restructuring projects are ramping up and are estimated to be $13 million to $15 million.  Savings in the quarter were offset by restructuring-related pre-tax costs of $1.6 million, of which $1.3 million was in cost of goods sold.  The Company expects restructuring-related costs in the next several quarters to be minimal.  The prior year’s second quarter included pre-tax restructuring costs of $3.2 million, of which $0.5 million was included in cost of goods sold.

Adjusted operating margin reflects operating leverage on sales growth

Gross profit was $31.2 million, or 23.6% of sales, for the fiscal 2011 second quarter, compared with $28.1 million, or 24.3% of sales, in the fiscal 2010 second quarter and $28.0 million, or 23.5% of sales, in the trailing first quarter. Adjusting for the unusually large product liability claims and non-GAAP restructuring costs, non-GAAP gross margin is 26.8% and 27.3% in the fiscal 2011 and 2010 second quarters, respectively, with the full benefits of the facility consolidation projects still ramping up.

As a percent of revenue, selling expenses were 11.7% in the fiscal 2011 second quarter compared with 13.5% in the same period last year.  Selling expenses were $15.5 million, approximately the same as the second quarter of fiscal 2010, but included favorable foreign currency translation of $0.5 million.

As a percent of revenue, General and Administrative (G&A) expenses were 7.4% for this year’s second quarter compared with 7.6% for the same period last year.  G&A expenses were $9.8 million in the second quarter of fiscal 2011, up 12.2% from the previous fiscal year’s second quarter due to additions to the Company’s Asian and European management teams and higher variable compensation, offset by favorable foreign currency translation of $0.3 million.

Karen Howard, Vice President – Finance and Chief Financial Officer, noted, “Our investments are focused on global growth and specifically outside of the U.S., where we have the greatest opportunity to capture larger market share.  We are investing in people, operations and new products to expand our presence in Asia, specifically China, where infrastructure and manufacturing continue to grow at a rapid pace to meet its needs.”

Restructuring charges, primarily for severance costs associated with the previously-described consolidation of the Company’s North American hoist and rigging manufacturing operations, were $0.3 million in the fiscal 2011 second quarter, as compared with $2.7 million in the fiscal 2010 second quarter.

Excluding restructuring-related costs and the unusually large product liability claims in both years’ quarters as previously quantified, non-GAAP operating income for the fiscal 2011 second quarter was $9.7 million, or 7.4% of sales, compared with $6.6 million, or 5.8% of sales, in the same period of the prior year.  Operating income on a GAAP basis for the second quarter of fiscal 2011 was $5.2 million, or 3.9% of sales, up from $0.5 million, or 0.5% of sales, in last year’s second quarter.

Interest and debt expense was down 1.1% to $3.4 million in this year’s second quarter on slightly lower average net debt outstanding compared with last year’s second quarter.

The effective tax rate for the second quarter of fiscal 2011 was 41.3% and was affected by a mix of income and loss by different taxing jurisdictions.  The Company expects the rate to be in the 38% to 39% range for fiscal 2011.

Working capital as a percentage of sales was 18.2% at the end of the second quarter of fiscal 2011 compared with 18.7% at the end of last fiscal year’s second quarter.  Increases in working capital, particularly inventory, reflect increased business activity.

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

Solid balance sheet with financial flexibility

Debt, net of cash, at September 30, 2010 was $74.2 million, or 27.9% of total capitalization, within the Company’s long-term goal of 30% with flexibility to expand to 50% to accommodate acquisitions.  Debt, net of cash, at the end of last year’s second quarter was $80.3 million, or 26.9% of total capitalization.  On September 30, 2010, the Company had $57.8 million of cash on hand as well as $76 million of availability on its $85 million line of credit, with nothing drawn and $9 million of outstanding letters of credit.

Cash used by operations in the second quarter of fiscal 2011 was $0.8 million, or $0.04 per diluted share, compared with cash provided by operations of $19.1 million, or $1.00 per diluted share in the year ago quarter.  The decrease is primarily due to working capital needed to fund the growing sales.  Cash used by operations in the fiscal 2011 first half was $7.9 million, or $0.41 per diluted share, compared with $23.9 million in cash generated from operations in the first half of fiscal 2010, or $1.26 per diluted share.

Capital expenditures for the fiscal 2011 first half were $4.6 million, compared with $4.0 million in the first half of fiscal 2010.  The Company anticipates capital spending for fiscal 2011 will be approximately $10 million to $12 million.

First half fiscal 2011 review

Net sales for the first six months of fiscal 2011 were $251.4 million, 7.3%, or $17.2 million, above sales in the first half of fiscal 2010.  Growth in the Company’s Americas and European hoist businesses were the primary drivers of the sales increase.  Sales outside of the U.S. in the first half of fiscal 2011 were $111.1 million, or 44% of total sales, up 14% over the same period last year.

Gross profit margin was 23.6% in the first half of fiscal 2011 compared with 24.5% for the first half of fiscal 2010.  Restructuring-related expenses included in cost of goods sold in the first six months of fiscal 2011 were $2.9 million, or 115 basis points, and $0.5 million or 20 basis points in the first six months of fiscal 2010. In addition, both periods were impacted by the $2.9 million pre-tax product liability claims expense recorded in the respective second quarters.  Excluding these items, non-GAAP gross margin was 25.9% and 26.0% in fiscal 2011 and fiscal 2010, respectively.

Selling expenses decreased $1.4 million, or 4.3%, compared with last year due primarily to the steps taken in fiscal 2010 to reorganize the North American sales organization.  G&A expenses increased $2.4 million, or 13.9%, primarily due to additions to the Company’s Asian and European personnel and increased variable compensation.  Favorable foreign currency translation was approximately $0.7 million and $0.5 million of the selling and G&A expense fluctuations, respectively.  As a percent of sales, selling and G&A expenses were 20.0% during the fiscal 2011 first half compared with 21.0% during fiscal 2010.

Non-GAAP operating profit, which excludes restructuring-related costs and the unusually large product liability claims, was $13.9 million in the first six months of fiscal 2011, or 5.5% of sales, compared with $10.7 million, or 4.6% of sales, in the fiscal 2010 six-month period.  Restructuring-related costs were $2.9 million and $9.0 million in the first six months of fiscal years 2011 and 2010, respectively.  GAAP income from operations for the first half of fiscal 2011 was $6.3 million, or 2.5% of sales, compared with an operating loss of $1.2 million, or 0.5% of sales, in the first half of fiscal 2010.

Interest and debt expense in the first six months of fiscal 2011 was $6.6 million, below $6.7 million in the fiscal 2010 six-month period due primarily to slightly lower average borrowings.

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

Net income for the first half of fiscal 2011 was $1.1 million, or $0.06 per diluted share, compared with a net loss of $5.1 million, or $0.27 per diluted share, during the first half of fiscal 2010.  Excluding restructuring-related costs and the unusually large product liability claims in both periods, as well as normalizing the effective tax rates, the non-GAAP net income per share in the fiscal 2011 first half was $0.28 compared with $0.16 for the fiscal 2010 six-month period, summarized in the following table:

(in millions, except per diluted share data)

	Six Months Ended
	September 30, 2010			September 30, 2009
GAAP net (loss) income	$1.1	$0.06	per share	$(5.1)	$(0.27)	per share
COGS restructuring costs, net of 38% tax	1.8	0.09		0.3	0.02
Large product liability claims, net of 38% tax	1.8	0.09		1.8	0.09
Restructuring charges, net of 38% tax	1.1	0.06		5.3	0.28
Normalize effective tax rate to 38% / 36%	(0.1)	(0.01)		0.9	0.05
Discontinued operations	(0.1)	(0.01)		(0.1)	(0.01)
Non-GAAP net income	$5.6	$0.28	per share	$3.1	$0.16	per share

Outlook

Backlog was $80.5 million at the end of the fiscal 2011 second quarter compared with backlog of $84.4 million at the end of fiscal 2011 first quarter and $69.7 million at the end of the second quarter of fiscal 2010.  Excluding a $4.7 million project-related backlog increase at the Company’s Pfaff business, the remaining backlog declined $8.6 million from June 30, 2010 due to resolution of a majority of the supply chain constraints experienced in the fiscal first quarter.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, since the acquisition of Pfaff in October 2008 backlog can include project-type orders from customers that have defined deliveries that may extend out twelve to 24 months.  As of September 30, 2010, approximately $21 million of backlog pertains to projects scheduled for shipment beyond December 31, 2010.

Mr. Tevens concluded, “We are encouraged with our progress in Europe, where we continue to capture incremental market share, as well as the growth we are realizing in other global markets where we are both taking market share and capitalizing on economic expansion.  The U.S. market is growing, but at a more tenuous pace as end users, and therefore distributors, are hesitant to make significant investments or upgrades and improvements until there is less uncertainty regarding the economy.  These local market differences underscore the virtue of our long-term goal to derive about 50% of our revenue from markets outside of the U.S., up from 43% in the second quarter of fiscal 2011 and just 20% at the beginning of the decade.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

Teleconference/webcast

A teleconference and webcast have been scheduled for October 29, 2010 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-847-9709, asking to be placed in the "Columbus McKinnon Second Quarter Fiscal 2011 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-415-228-5024.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until November 26, 2010 by dialing 1-866-420-4826 or the toll number for parties outside the United States and Canada, 1-203-369-0788.  Alternatively, you may access an archive of the call and its transcript on Columbus McKinnon's Web site at: http://www.cmworks.com/investors/NewsPresentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Three Months Ended
	September 30, 2010	September 30, 2009	Change

Net sales	$132,312	$115,234	14.8%
Cost of products sold	101,071	87,183	15.9%
Gross profit	31,241	28,051	11.4%
Gross profit margin	23.6%	24.3%
Selling expense	15,480	15,605	-0.8%
General and administrative expense	9,795	8,731	12.2%
Restructuring charges	347	2,694	NM
Amortization	434	478	-9.2%
Income from operations	5,185	543	854.9%
Operating margin	3.9%	0.5%
Interest and debt expense	3,371	3,407	-1.1%
Investment income	(435)	(286)	52.1%
Foreign currency exchange gain	(334)	(231)	44.6%
Other (income) and expense	(374)	60	723.3%
Income (loss) from continuing operations before income tax expense	2,957	(2,407)	222.9%
Income tax expense	1,222	324	-277.2%
Income (loss) from continuing operations	1,735	(2,731)	163.5%
Income from discontinued operations, net of tax	133	-	NM
Net income (loss)	$1,868	$(2,731)	168.4%

Average basic shares outstanding	19,052	18,961	0.5%
Basic income (loss) per share:
Continuing operations	$0.09	$(0.14)	164.3%
Discontinued operations	0.01	0.00
Net income (loss)	$0.10	$(0.14)	171.4%

Average diluted shares outstanding	19,232	18,961	1.4%
Diluted income (loss) per share:
Continuing operations	$0.09	$(0.14)	164.3%
Discontinued operations	0.01	0.00
Net income (loss)	$0.10	$(0.14)	171.4%

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Six Months Ended
	September 30, 2010	September 30, 2009	Change

Net sales	$251,399	$234,242	7.3%
Cost of products sold	192,143	176,761	8.7%
Gross profit	59,256	57,481	3.1%
Gross profit margin	23.6%	24.5%
Selling expense	30,695	32,082	-4.3%
General and administrative expense	19,580	17,192	13.9%
Restructuring charges	1,797	8,532	-78.9%
Amortization	863	918	-6.0%
Income (loss) from operations	6,321	(1,243)	608.5%
Operating margin	2.5%	(0.5)%
Interest and debt expense	6,604	6,744	-2.1%
Investment income	(703)	(605)	16.2%
Foreign currency exchange gain	(338)	(639)	-47.1%
Other (income) and expense	(639)	19	NM
Income (loss) from continuing operations before income tax expense	1,397	(6,762)	120.7%
Income tax expense (benefit)	384	(1,500)	125.6%
Income (loss) from continuing operations	1,013	(5,262)	119.3%
Income from discontinued operations, net of tax	133	133	0.0%
Net income (loss)	$1,146	$(5,129)	122.3%

Average basic shares outstanding	19,034	18,938	0.5%
Basic income (loss) per share:
Continuing operations	$0.05	$(0.28)	117.9%
Discontinued operations	0.01	0.01
Net income (loss)	$0.06	$(0.27)	122.2%

Average diluted shares outstanding	19,235	18,938	1.6%
Diluted income (loss) per share:
Continuing operations	$0.05	$(0.28)	117.9%
Discontinued operations	0.01	0.01
Net income (loss)	$0.06	$(0.27)	122.2%

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets – UNAUDITED

(In thousands)

	September 30, 2010	March 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$57,821	$63,968
Trade accounts receivable	76,338	70,218
Inventories	94,607	79,822
Prepaid expenses and other	19,535	16,014
Total current assets	248,301	230,022

Net property, plant, and equipment	55,923	57,106
Goodwill and other intangibles, net	123,591	124,165
Marketable securities	25,438	29,399
Deferred taxes	36,641	36,768
Other assets	3,722	4,037
Total assets	$493,616	$481,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$611	$841
Trade accounts payable	46,141	33,480
Accrued liabilities	53,832	52,754
Restructuring reserve	627	2,755
Current portion of long-term debt	1,166	1,155
Total current liabilities	102,377	90,985

Senior debt, less current portion	5,395	5,966
Subordinated debt	124,855	124,855
Other non-current liabilities	69,084	72,413
Total liabilities	301,711	294,219

Shareholders’ equity:
Common stock	191	191
Additional paid-in capital	183,120	182,385
Retained earnings	36,024	34,878
ESOP debt guarantee	(1,626)	(1,850)
Accumulated other comprehensive loss	(25,804)	(28,326)
Total shareholders’ equity	191,905	187,278
Total liabilities and shareholders’ equity	$493,616	$481,497

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows – UNAUDITED

(In thousands)

	Six Months Ended
	September 30, 2010	September 30, 2009

Operating activities:
Net income (loss)	$1,146	$(5,129)
Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Gain from discontinued operations	(133)	(133)
Depreciation and amortization	5,656	6,142
Deferred income taxes	(330)	(2,098)
Gain on sale of investments/real estate	(851)	(88)
Stock option expense	898	1,209
Amortization/write-off of deferred financing costs	139	304
Non-cash restructuring charges	-	950
Changes in operating assets and liabilities:
Trade accounts receivable	(5,636)	13,111
Inventories	(14,868)	10,675
Prepaid expenses	(3,611)	1,312
Other assets	151	(107)
Trade accounts payable	12,881	(9,715)
Accrued and non-current liabilities	(3,293)	7,508
Net cash (used by) provided by operating activities	(7,851)	23,941

Investing activities:
Proceeds from sale of marketable securities	6,136	135
Purchases of marketable securities	(1,013)	(2,627)
Capital expenditures	(4,566)	(4,028)
Proceeds from sale of property	1,182	-
Net cash provided by (used by) investing activities from continuing operations	1,739	(6,520)
Net cash provided by investing activities from discontinued operations	133	133
Net cash provided by (used by) investing activities	1,872	(6,387)

Financing activities:
Proceeds from stock options exercised	-	177
Net payments under revolving line-of-credit agreements	(199)	(3,224)
Repayment of debt	(465)	-
Other	224	43
Net cash (used by) financing activities	(440)	(3,004)

Effect of exchange rate changes on cash	272	551

Net change in cash and cash equivalents	(6,147)	15,101
Cash and cash equivalents at beginning of year	63,968	39,236
Cash and cash equivalents at end of period	$57,821	$54,337

Columbus McKinnon Reports 15% Revenue Growth in Fiscal 2011 Second Quarter
October 29, 2010

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	September 30, 2010		September 30, 2009		March 31, 2010

Backlog (in millions)	$80.5		$69.7		$67.8

Trade accounts receivable
days sales outstanding	52.5	days	53.4	days	51.4	days

Inventory turns per year
(based on cost of products sold)	4.3	turns	3.8	turns	4.6	turns
Days' inventory	84.9	days	95.6	days	79.8	days

Trade accounts payable
days payables outstanding	41.5	days	24.6	days	33.4	days

Working capital as a % of sales	18.2%		18.7%		16.2%

Debt to total capitalization percentage	40.8%		41.7%		41.5%
Debt, net of cash, to total capitalization	27.9%		29.9%		26.9%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY11	63	64	59	64	250

FY10	63	64	60	63	250